EXHIBIT 99.1

CASMED Reports 2016 Fourth-Quarter and Full-Year Financial Results

 FORE-SIGHT® disposable sensor sales increased 22% in 2016

2016 sales up 14% to $22.2 million

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., March 09, 2017 (GLOBE NEWSWIRE) --  CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three and 12 months ended December 31, 2016.

Net sales from continuing operations for the fourth quarter of 2016 were $5.5 million, up 3% from $5.3 million for the fourth quarter of 2015.  The Company incurred a net loss applicable to common stockholders for the fourth quarter of 2016 of $1.9 million, or $0.07 per share, compared with a net loss applicable to common stockholders for the fourth quarter of 2015 of $2.1 million, or $0.08 per share.

Highlights for the fourth quarter and full-year 2016 compared with their respective prior-year periods include the following:

  Fourth-quarter FORE-SIGHT sales increased 4% and represented 81% of net sales.
  Fourth-quarter FORE-SIGHT disposable sensor sales increased 15% and represented 74% of net sales.
  For the full year, U.S. FORE-SIGHT sales increased 20%, driven by a 23% increase in FORE-SIGHT U.S. disposable sensor sales.
  A net 88 FORE-SIGHT cerebral oximeters were shipped worldwide in the fourth quarter with a net 45 units shipped in the U.S. and a net 43 units shipped to international customers.  Excluding returns, a record 82 units were shipped in the U.S.
  The number of FORE-SIGHT cerebral oximeters shipped worldwide as of December 31, 2016, was 2,088, up 22% from December 31, 2015, and the U.S. installed base was 1,120, up 23% versus the prior year.
  Gross profit margin in the fourth quarter improved to 58.2% from 51.6% in the prior-year period, driven by higher FORE-SIGHT sensor sales, lower costs, and improved manufacturing efficiencies, among other factors.
  As of December 31, 2016, CASMED had cash, cash equivalents, and borrowings available under its line of credit of $7.6 million.

Management Commentary

“The financial results we are reporting today are consistent with the preliminary results we announced on January 10, 2017.  Notably, U.S. FORE-SIGHT sensor sales growth of 16% for the fourth quarter marked our 27th consecutive quarter of double-digit domestic sensor growth over the prior year,” said Thomas M. Patton, President and Chief Executive Officer of CASMED. “For the year, U.S. sensor sales increased 23% and contributed to gross margin expansion throughout the year.  Our domestic growth last year came from a mix of market share gains and market expansion as we continued to capture accounts from competitors, gained new ‘greenfield’ accounts that had not recently utilized a tissue oximetry product, and increased usage from hospitals that were already FORE-SIGHT customers.  Most gratifying is that these results came in the midst of a complete overhaul and expansion of our U.S. selling organization, which is now nearly complete with 15 sales territories staffed and just two more open territories to fill.

“We are expecting another year of growth in 2017 with total FORE-SIGHT sales increasing in the mid-teen percentages.  This includes our outlook for a 20% increase in FORE-SIGHT sensor sales and a 20% increase in the U.S. installed base. We expect growth to accelerate in the second half of 2017 as our newer sales reps become more productive.”

Fourth-Quarter Financial Results

Net sales from continuing operations for the fourth quarter of 2016 increased 3% to $5.5 million, from $5.3 million for the fourth quarter of 2015. FORE-SIGHT oximetry sales increased 4% to $4.5 million, compared with the prior-year period. FORE-SIGHT disposable sensor sales increased 15% to $4.0 million, including 16% growth in FORE-SIGHT U.S. disposable sensor sales.  Sales of non-invasive blood pressure product and services were $1.0 million, a 1% increase from the fourth quarter of 2015.  FORE-SIGHT sales accounted for 81% of net sales from continuing operations for the fourth quarter of 2016.

The operating loss for the fourth quarter of 2016 was $1.1 million, an improvement of $0.7 million from the fourth quarter of 2015.  Higher sales and gross profit and lower operating expenses were responsible for the improvement. Gross profit margin for the fourth quarter of 2016 increased to 58.2%, from 51.6% for the prior-year period, primarily due to a shift in product mix to FORE-SIGHT sensors, product cost reductions and manufacturing efficiencies. Operating expenses for the fourth quarter of 2016 decreased 7% to $4.3 million from the prior-year period, due to lower clinical research and marketing expenses.

Full-Year Financial Results

Net sales from continuing operations for 2016 increased 14% to $22.2 million from $19.5 million in 2015. FORE-SIGHT oximetry sales increased 17% to $18.0 million for 2016 and included a 22% increase in FORE-SIGHT disposable sensor sales to $15.9 million. Sales of non-invasive blood pressure product rose 3% in 2016 to $4.2 million.

The operating loss for 2016 was $4.9 million, an improvement of $1.7 million from 2015. The improvement was led by increased net sales and higher gross profit margin, which were slightly offset by a modest 2% increase in operating expenses. Gross profit margin for 2016 improved to 54.6% from 51.2% for 2015.

Income from discontinued operations for 2016 of $1.8 million included a gain of $2.9 million on the sale of the Company’s neonatal intensive care product assets in March of 2016, which was partially offset by losses from discontinued operations of $0.2 million during 2016 and $0.9 million of income tax expense.  Income tax expense of $0.9 million associated with the sale of the product line was offset by a $0.9 million income tax benefit recorded against continuing operations. The Company does not expect to pay income taxes for 2016.

The Company recorded a net loss applicable to common stockholders for 2016 of $4.6 million, or $0.17 per common share, compared with a net loss applicable to common stockholders for 2015 of $8.3 million, or $0.32 per common share.

Cash and cash equivalents were $5.5 million as of December 31, 2016, compared with $7.5 million as of December 31, 2015. As of December 31, 2016, $2.1 million of borrowings were available under the Company’s line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss fourth- quarter and full-year 2016 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/corporate-info.

A telephone replay will be available from 1:00 p.m. Eastern time on March 9, 2017, through 11:59 p.m. Eastern time on March 23, 2017.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 68572530
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain. Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care. In addition to FORE-SIGHT oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2015, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will,” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Net sales from continuing operations	$5,481,404	$5,310,170	$22,237,825	$19,486,570

Cost of sales	2,290,955	2,492,710	10,091,331	9,516,525
Gross profit	3,190,449	2,817,460	12,146,494	9,970,045

Operating expenses:
Research and development	764,438	930,259	3,436,618	3,514,362
Selling, general and administrative	3,517,890	3,661,567	13,575,219	13,097,167
Total operating expenses	4,282,328	4,591,826	17,011,837	16,611,529

Operating loss	(1,091,879)	(1,774,366)	(4,865,343)	(6,641,484)

Interest expense	262,764	210,617	1,048,207	859,372
Other income	(8,949)	(3,264)	(42,521)	(4,658)
Loss from continuing operations before income taxes	(1,345,694)	(1,981,719)	(5,871,029)	(7,496,198)
Income tax expense (benefit)	73,780	(66,993)	(948,422)	(209,197)
Loss from continuing operations	(1,419,474)	(1,914,726)	(4,922,607)	(7,287,001)
Discontinued operations
(Loss) income from discontinued operations	(179,722)	215,528	(201,239)	621,826
(Loss) gain on sale of discontinued operations	(31,079)	(24,120)	2,911,016	(24,120)
Income tax (benefit) expense	(73,780)	66,993	948,422	209,197
(Loss) income from discontinued operations	(137,021)	124,415	1,761,355	388,509
Net loss	(1,556,495)	(1,790,311)	(3,161,252)	(6,898,492)
Preferred stock dividend accretion	380,350	354,850	1,482,595	1,383,200
Net loss applicable to common stockholders	$(1,936,845)	$(2,145,161)	$(4,643,847)	$(8,281,692)

Loss per common share from continuing
operations - basic and diluted	$(0.07)	$(0.09)	$(0.24)	$(0.34)

Income per common share from discontinued
operations - basic and diluted	$-	$0.01	$0.07	$0.02

Per share basic and diluted net loss applicable
to common stockholders:	$(0.07)	$(0.08)	$(0.17)	$(0.32)

Weighted-average number of common
shares outstanding:
Basic and diluted	26,849,344	26,760,276	26,826,792	25,700,942

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31,	December 31,
	2016	2015

Cash and cash equivalents	$5,488,706	$7,528,292
Accounts receivable	3,322,400	2,921,720
Notes and other receivables	557,217	384,673
Inventories	1,595,668	1,428,425
Other current assets	322,148	364,444
Assets associated with discontinued operations	85,349	906,339
Total current assets	11,371,488	13,533,893

Property and equipment	8,827,604	8,406,649
Less accumulated depreciation	(6,266,097)	(6,173,823)
	2,561,507	2,232,826

Intangible and other assets, net	790,971	813,017
Total assets	$14,723,966	$16,579,736

Accounts payable	$1,074,939	$1,459,798
Accrued expenses	2,239,985	1,833,502
Notes payable	70,015	82,377
Current portion of long-term debt, less unamortized debt issuance costs	840,471	2,616,992
Liabilities associated with discontinued operations	92,942	199,940
Total current liabilities	4,318,352	6,192,609

Deferred gain on sale and leaseback of property	91,603	226,240
Long-term debt, less current portion and unamortized debt issuance costs	6,580,851	4,207,629
Other long-term liabilities	320,000	300,000
Total liabilities	11,310,806	10,926,478

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	109,715	109,567
Additional paid-in capital	30,557,093	29,636,087
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(41,089,808)	(37,928,556)
Total stockholders' equity	3,413,160	5,653,258

Total liabilities & stockholders' equity	$14,723,966	$16,579,736

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com